UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2017

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 18, 2017, The Mosaic Company ("Mosaic") entered into a letter of understanding (the "Expatriate Agreement") with Richard N. McLellan, Mosaic's Senior Vice President - Brazil, in connection with his agreement to relocate to Mosaic's Sao Paulo, Brazil office, where he will lead Mosaic's existing Brazil operations, as well as the pre-closing integration planning for Mosaic's planned acquisition of the global phosphate and potash operations of Vale S.A. conducted through Vale Fertilizantes S.A. and post-closing integration efforts. Under the Expatriate Agreement, it is anticipated that Mr. McLellan's international assignment will begin on June 15, 2017 and continue until June 14, 2019. During his assignment, Mr. McLellan will continue to receive his current annual base salary of $550,000, subject to annual review and adjustment in the ordinary course, and will continue to be eligible to participate in Mosaic's annual incentive plan with a target bonus percentage of 80% of base salary for 2017. Mr. McLellan will also be entitled to benefits that are designed to minimize the financial impact of the international assignment, and minimize its disruption to his family. Among the benefits offered are tax equalization payments, tax consultation and preparation assistance, participation in an international health plan for Mr. McLellan and his eligible dependents, housing assistance, travel allowances, relocation assistance, automobile assistance and transition assistance. Mosaic is also obligated to provide Mr. McLellan with relocation assistance for his move back to the United States upon completion of his assignment.
On May 17, 2017, the Compensation Committee of Mosaic's Board of Directors authorized a one-time retention award (the "Retention Award") for Mr. McLellan under Mosaic's 2014 Stock and Incentive Plan in the amount of $1.1 million, having a grant date of June 15, 2017. The Retention Award will vest on June 14, 2019 provided that Mr. McLellan is employed by us at that date, and will be payable in the form of shares of Mosaic's common stock with a fair market value on the date of vesting equal to the amount of the Retention Award. The Retention Award will not vest in the event of a change in control or for any other reason unless Mr. McLellan is employed by us on the vesting date.
The foregoing descriptions of the Expatriate Agreement and the Retention Award do not purport to be complete and are qualified in their entirety by reference to the Expatriate Agreement and form of Retention Award agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.
At the Annual Meeting, Mosaic stockholders (i) elected twelve directors (Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, Denise C. Johnson, Emery N. Koenig, Robert L. Lumpkins, William T. Monahan, James ("Joc") C. O'Rourke, James L. Popowich, David T. Seaton, Steven M. Seibert and Kelvin R. Westbrook), each for a term of one year expiring in 2018 or until their respective successors have been duly elected and qualified; (ii) ratified the appointment of KPMG LLP as the independent registered public accounting firm to audit Mosaic’s financial statements for the year ending December 31, 2017; (iii) approved, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s proxy statement for the Annual Meeting (the “Say-on-Pay Advisory Proposal”); and (iv) approved, on an advisory basis, submission of a Say-on-Pay Advisory Proposal (the “Say-on-Frequency Advisory Proposal”) every year.
The votes cast with respect to each director elected for a term of one year expiring in 2018 are summarized as follows:

Director Name	For	Against	Abstain	Broker Non-Votes
Nancy E. Cooper	256,037,510	5,988,572	223,169	36,240,388
Gregory L. Ebel	259,637,125	2,380,509	231,617	36,240,388
Timothy S. Gitzel	259,666,165	2,354,303	228,783	36,240,388
Denise C. Johnson	260,021,740	1,989,566	237,945	36,240,388
Emery N. Koenig	259,069,003	2,964,879	215,369	36,240,388
Robert L. Lumpkins	257,136,024	4,900,575	212,652	36,240,388
William T. Monahan	258,927,022	3,110,347	211,882	36,240,388
James ("Joc") C. O'Rourke	260,211,631	1,835,059	202,561	36,240,388
James L. Popowich	259,672,854	2,346,114	230,283	36,240,388
David T. Seaton	259,698,191	2,320,217	230,843	36,240,388
Steven M. Seibert	258,317,141	3,698,680	233,430	36,240,388
Kelvin R. Westbrook	243,558,103	18,472,210	218,938	36,240,388

The votes cast with respect to ratification of the appointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit Mosaic’s consolidated financial statements for the year ending December 31, 2017 are summarized as follows:

For	Against	Abstained	Broker Non-Votes
292,103,585	6,145,362	240,692	-
The votes cast with respect to approval, on an advisory basis, of the Say-on-Pay Advisory Proposal are summarized as follows:

For	Against	Abstained	Broker Non-Votes
251,176,701	10,713,595	358,955	36,240,388
The votes cast with respect to approval, on an advisory basis, of submission of a Say-on-Pay Advisory Proposal to the stockholders every year are summarized as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
237,432,714	604,836	23,927,795	283,906	36,240,388
In light of the approval by the stockholders of the submission of a Say-on-Pay Advisory Proposal every year in accordance with the recommendation of the Board of Directors, the Board of Directors has determined to submit a Say-on-Pay Advisory Proposal to the stockholders every year, until the next required vote on a Say-on-Frequency Proposal.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
Reference is made to the Exhibit Index hereto with respect to the exhibits filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: May 19, 2017	By:	/s/ Mark J. Isaacson
	Name:	Mark J. Isaacson
	Title:	Senior Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of expatriate agreement, dated May 18, 2017, between Mosaic and an executive officer
10.2	Form of Retention Award Agreement under Mosaic's 2014 Stock and Incentive Plan, approved May 17, 2017